                                                                    Exhibit 99.2

[LOGO] Duke Energy                                Duke Energy Corporation
                                                  Investor Relations Department
                                                  422 South Church Street
                                                  PO Box 1005
                                                  Charlotte, NC 28201-1005
                                                  Financial Bulletin
                                                  (704) 382-0084 FAX


January 17, 2002

TO:  Members of the Financial Community

SUBJECT: 2001 Fourth Quarter Results

Duke Energy Earnings Per Share
------------------------------

Duke Energy Corporation reported a 26% percent increase in ongoing earnings per share for 2001. Reported earnings per share were $2.45 for 2001, or $2.64 after excluding the one-time items listed below. Reported earnings per share reported for 2000 were $2.39, or $2.10 after excluding the onetime items listed below.

Reported earnings per share were $0.29 for the fourth quarter, or $0.35, after excluding the one-time items listed below. Reported earnings per share for the fourth quarter of 2000 were $0.38, or $0.47, excluding the one-time items listed below.

                                                           Fourth Quarter          Annual
                                                         ------------------  ------------------
                                                           4Q01      4Q00      2001      2000
                                                         --------  --------  --------  --------

Earnings per Share, as reported                           $ 0.29    $ 0.38    $ 2.45    $ 2.39
Less one-time items:
 1Q00 gain on sale - LNG ships                               -         -         -       (0.04)
 3Q00 gain on sale - BellSouth PCS                           -         -         -       (0.34)
 4Q00 Reserve for California receivables                     -        0.09       -        0.09
 1Q01 charge for effect of FAS 133                           -         -        0.13       -
 4Q01 change in accounting estimate at                      0.03       -        0.03       -
  Franchised Electric
 4Q01 Enron reserves                                        0.03       -        0.03       -
                                                         --------  --------  --------  --------
Ongoing Earnings per Share                                $ 0.35    $ 0.47    $ 2.64    $ 2.10
                                                         --------  --------  --------  --------

Total segment earnings before interest and taxes (EBIT) from ongoing operations decreased 19 percent for the quarter, from $769 to $627 million. Total segment EBIT from ongoing operations increased 21 percent for the year to $4,165 million.

                                      Fourth Quarter             Annual
                                    -----------------    --------------------
($ millions)                                % change                % change
                                     EBIT   from 2000     EBIT      from 2000
                                    ------  ---------    ------     ---------
Energy Services                       $237        34%    $1,663          115%
Natural Gas Transmission               149         4%       609            8%
Field Services                          57       -31%       339            9%
Franchised Electric                    239       -31%     1,667           -8%
Duke Ventures                           89        -1%       183           14%

The calculation for percentage changes from 2000 excludes a $54 million gain on sale of the LNG ships in the first quarter at Energy Services, a $407 million gain on sale of DukeNet's interest in the BellSouth PCS business at Duke Ventures in the third quarter and a $110 million reserve at Energy Services related to California energy sales in the fourth quarter. Excluded for the fourth quarter and the year 2001 are the $36 million charge for the change in estimate in calculating unbilled revenues at Franchised Electric and reserves related to the Enron bankruptcy of $39 million, $3 million and $1 million at Energy Services, Gas Transmission and Field Services, respectively.

Attached hereto are the earnings release along with the quarterly highlights, the detailed reconciliation of earnings per share, the margin analysis for Field Services and additional information related to our merchant generation and trading operations.

Looking Ahead
-------------

The outstanding results for 2001 continue to demonstrate the importance of a balanced energy portfolio and a strong balance sheet. Our integrated energy merchant strategy furthers our ability to provide long-term earnings sustainability and value to Duke Energy's shareholders.

Duke Energy has recently reviewed its business plans and remains committed to the earnings promise of 10-15% compound annual growth rate using a base of $2.10 in 2000. Moreover, Duke Energy expects to deliver earnings at the high end of that range for 2002.

Conference Call Notice
----------------------

At 10:00 a.m. ET, Robert Brace, Executive Vice President and Chief Financial Officer, will hold a conference call to review 2001 earnings. A question and answer session will follow.

Please dial (800) 946-0783 or for international callers (719) 457-2658 with confirmation code 419884. Please call at least 5 to 10 minutes prior to the start of the call. A playback of the call will be available for 30 days and can be heard by calling (888) 203-1112 or (719) 457-0820 for international callers with the code for both being 419884.

In addition, you will be able to participate in a live web cast of tomorrow's conference call. Go to the company's website, www.duke-energy.com and follow the
                                              -------------------
instructions. By accessing the website, interested parties may see slides and listen to the audio of the conference call but will be unable to ask questions. You must dial into the conference call number listed above if you would like the opportunity to participate in the question and answer portion of the conference call.

Sue Becht
SeniorVice President, Investor Relations

Jan. 17, 2002

                                                       CONTACT:  Terry Francisco
                                                       Phone:    704/373-6680
                                                       24-Hour:  704/382-8333

                     DUKE ENERGY COMPLETES SUCCESSFUL 2001
                    WITH 26-PERCENT ANNUAL ONGOING EPS GROWTH

2001 Highlights

 . Ongoing basic earnings per share: $2.64 in 2001 vs. $2.10 in 2000
 . Revenue increased 21 percent to $60 billion
 . Energy Services EBIT grew 127 percent, with North American Wholesale Energy delivering EBIT growth of 211 percent
 . Projecting high-end of 10 percent to 15 percent annual EPS growth in 2002 from base of $2.10 in 2000

CHARLOTTE, N.C. - In a year punctuated by major upheavals in the global energy sector, Duke Energy's disciplined business strategy enabled the company to achieve record ongoing basic earnings per share (EPS) of $2.64 in 2001, a 26-percent increase over $2.10 ongoing basic EPS in 2000. The company also positioned itself for strong future growth.

The 2001 ongoing results exclude the following non-recurring items:

 . $96 million (after tax), or $.13 EPS, for charge related to the cumulative effect of a change in accounting principle for the adoption of FAS 133 in first quarter 2001.
 . $43 million provision, or $.03 EPS, for non-collateralized exposure to
  Enron in fourth quarter.
 . $36 million reduction, or $.03 EPS, to the unbilled revenue receivables at Duke Power in fourth quarter. This relates to a refinement in the estimating factors used to calculate unbilled kilowatt-hour sales.

The 2000 ongoing results exclude the following non-recurring items:

 .    $54 million gain, or $.04 EPS, on the sale of two liquefied natural gas vessels, in first quarter 2000.
 .    $407 million gain, or $.34 EPS, on the sale of the company's interest in a wireless telecommunications company, in third quarter 2000.
 .    $110 million provision, or $.09 EPS, against receivable balances related to energy sales in California in fourth quarter 2000.

All 2000 numbers are adjusted for the Jan. 26, 2001, two-for-one stock split.

Including those non-recurring items, Duke Energy reported $2.45 in 2001 basic EPS, compared to 2000 reported basic EPS of $2.39.

Revenues for 2001 grew 21 percent to $60 billion, and earnings before interest and taxes (EBIT) increased to $4.3 billion in 2001.

Duke Energy Chairman, President and Chief Executive Officer Richard B. Priory said the company's strong results in 2001 demonstrate the nimbleness of its balanced energy portfolio strategy and its focus on operational excellence.

"Duke Energy's balanced and disciplined approach to the market, which produces a strong balance sheet and sustainable earnings growth, ensured our success in 2001 and continues to provide for a bright outlook for 2002 and beyond. Despite all of the turbulence in the industry, it was our best year ever," Priory said.

"In 2001, we invested in regional growth opportunities in both power and natural gas, bolstering our presence in key energy markets and our position as a leading wholesale energy producer and trader," Priory continued. "We are positioned for growth in 2002 at the high-end of our stated guidance for 10 percent to 15 percent annual EPS growth from a 2000 base of $2.10."

The company's Energy Services businesses, which include North American Wholesale Energy (NAWE), International Energy and Other Energy Services segments, delivered combined EBIT of $1.6 billion for the year, a 127-percent increase over 2000. These results were driven by the aggressive expansion and management of the merchant plant portfolio as well as gains in the marketing and trading of power, natural gas and other commodities.

The year's gains were led by NAWE [comprised of Duke Energy North America
(DENA), which includes Duke Energy Trading & Marketing, and Duke Energy Merchants (DEM)] which more than tripled its EBIT to $1.4 billion in 2001, from $434 million in 2000, including the non-recurring charges of $36 million for the Enron bankruptcy in 2001 and the $110 million charge against receivables related to California energy sales in 2000.

Duke Energy International reported EBIT of $286 million in 2001, essentially flat as compared to 2000 EBIT, not including the $54 million gain on the sale of LNG ships.

The Natural Gas Transmission segment reported EBIT of $608 million for the year, compared with $562 million in 2000, an 8-percent increase. The strong gains in 2001 EBIT are the result of successful acquisitions in 2000, including East Tennessee Natural Gas Company and Market Hub Partners, and market expansion projects.

In September, Duke Energy announced plans to greatly expand its position in the North American natural gas marketplace by acquiring Westcoast Energy (TSE:W; NYSE:WE), which has a significant network of Canadian-based assets, in a cash and stock transaction valued at approximately US$8.5 billion, including debt assumed. That acquisition is expected to close in first quarter 2002. In December, Westcoast Energy security holders overwhelmingly approved the transaction. The combination of Westcoast Energy's strategically placed assets in growing supply regions with Duke Energy's merchant skills and leadership in the development of new transportation infrastructure will strengthen the company's ability to connect energy supply and demand in Canada and the United States.

The Field Services business segment, which represents Duke Energy's majority interest in Duke Energy Field Services (DEFS), reported EBIT of $336 million in 2001, an 8-percent increase over 2000 results. The increase is primarily due to the positive impact from a full year of earnings from the combination with Phillips Petroleum's gas processing and marketing business, and the acquisition of assets from Conoco in March 2000, in addition to acquisitions in 2001 of Canadian Midstream Services, Ltd., which doubled DEFS' net natural gas processing capacity in western Canada, and Gas Supply Resources, Inc., a propane distribution company serving New England. These increases, boosted by cost reductions and asset integration, overcame reductions in natural gas liquids
(NGL) prices.

The Franchised Electric business segment, comprised of Duke Power and Electric Transmission, reported EBIT of $1.6 billion in 2001, compared to EBIT of $1.8 billion in 2000. The results reflect the effects of milder weather in 2001, the impact of a slowing economy on sales to industrial customers and the refinement of estimating factors used to calculate unbilled kilowatt-hour sales.

The Duke Ventures business segment, comprised of Crescent Resources, DukeNet Communications and Duke Capital Partners, reported EBIT of $183 million for the year, an increase of 14 percent from 2000, excluding the $407 million gain on the sale of DukeNet's interest in the BellSouth PCS business. The increase is due primarily to increased commercial project sales by Crescent Resources, Inc.

Other Operations in 2001 included a $52 million contribution to the Duke Energy Foundation, an independent, 501(c)3 entity that funds the corporation's charitable contributions. The 2001 contribution is $40 million over Duke Energy's normal funding rate.

Duke Energy Reports Fourth Quarter Ongoing EPS of $0.35

For fourth quarter 2001, Duke Energy posted ongoing EPS of $0.35, which excludes the $43 million provision for the Enron bankruptcy and the $36 million adjustment for unbilled revenues at Duke Power. This compares to ongoing EPS of $0.47 in fourth quarter 2000, which excludes a $110 million provision against receivables related to energy sales in California. The decrease is largely due to the effects of much milder weather, substantially reduced NGL prices and the effects of a slower economy for Duke Power.

BUSINESS SEGMENT RESULTS

North American Wholesale Energy

For fourth quarter 2001, the NAWE segment reported ongoing EBIT of $170 million, a 45-percent increase over ongoing EBIT of $117 million in 2000. These results exclude the $36 million NAWE portion of the provision for the Enron bankruptcy in 2001 and the $110 million provision against receivables related to energy sales in California in 2000.

DENA delivered strong fourth-quarter earnings growth due to increased long-term origination activities, active asset portfolio management, enhanced gas and power trading margins, and the addition of new generation facilities. DENA now has approximately 14,800 megawatts of merchant power in operation or under construction compared to approximately 9,000 megawatts in operation or under construction at the end of 2000. DENA has 11 facilities scheduled to begin commercial operation in 2002, totaling 6,600 megawatts.

International Energy

For fourth quarter 2001, the International Energy segment, comprised of the Asia Pacific, Latin America and European regional businesses of Duke Energy International (DEI), delivered EBIT of $68 million, about the same as fourth quarter 2000.

DEI's positive results for the quarter and the year were derived from the efficient performance of its portfolio of diversified assets worldwide with strong operational performance continuing in Latin America. DEI worked closely with the Brazilian government to equitably resolve cost issues associated with power rationing. In Central America, DEI continued to expand its integrated regional business with the acquisition of two power plants in Guatemala with a combined capacity of 168 megawatts.

Other Energy Services

Other Energy Services, the financial reporting unit comprised of Duke/Fluor Daniel (D/FD), Duke Engineering & Services and DukeSolutions, reported an EBIT loss of $4 million for fourth quarter 2001, compared with an EBIT loss of $7 million in fourth quarter 2000. Fourth quarter results were driven by strong performance at Duke/Fluor Daniel, offset by asset impairments and a goodwill charge of $8 million at DukeSolutions.

D/FD continued in 2001 to increase its market share as the largest U.S. contractor for engineering, procurement and construction (EPC) of fossil fueled generation, with more than 18,000 megawatts under construction. This joint venture between Duke Energy and Fluor Corporation has brought more than 10,000 megawatts into commercial operation over the past two years and is poised to exceed that number in 2002.

Natural Gas Transmission

For the quarter, the Natural Gas Transmission segment reported EBIT of $148 million compared to $144 million in the same period last year. Natural Gas Transmission's positive results for the quarter were attributed to earnings of Market Hub Partners, a natural gas salt dome storage business acquired in September 2000, and other expansion projects.

Field Services

For the quarter, the Field Services segment, which represents Duke Energy's majority interest in Duke Energy Field Services, reported EBIT of $54 million, as compared to EBIT of $82 million in the same period last year. The results were due primarily to lower commodity prices, partially offset by the acquisition of Canadian Midstream Services, Ltd. and Gas Supply Resources, Inc., and cost reductions.

Franchised Electric

The Franchised Electric business segment reported EBIT of $203 million for the quarter, as compared to EBIT of $344 million for fourth quarter 2000. Quarterly results were substantially affected by milder weather. Also, results were affected by decreased electric sales to industrial customers and higher maintenance costs for fossil fuel generation.

Duke Ventures

For the quarter, the Duke Ventures business segment reported EBIT of $89 million, as compared to fourth quarter 2000 EBIT of $90 million. The slight decrease was primarily due to decreased residential land sales, which were partially offset by increased commercial development sales.

Duke Energy, a diversified multinational energy company, creates value for customers and shareholders through an integrated network of energy assets and expertise. Duke Energy manages a dynamic portfolio of natural gas and electric supply, delivery and trading businesses -- generating revenues of more than $59 billion in 2001. Duke Energy, headquartered in Charlotte, N.C., is a Fortune 100 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.

Duke Energy Senior Vice President and Chief Financial Officer Robert Brace will discuss the various factors affecting earnings for 2001 and answer analyst questions during a conference call and webcast at 10 a.m. today. The conference call can be accessed via Duke Energy's Web site, investors' section, or by dialing 800/946-0783 in the United States or 719/457-2658 outside the United States. The confirmation code is 419884. Please call in 5-10 minutes prior to the scheduled start time. A replay of the conference call will be available for 30 days by dialing 888/203-1112 with a confirmation code of 419884. The international replay number is 719/457-0820. A replay also will be available on Duke Energy's Web site by accessing the investors' section of the company's Web site.

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Duke Energy believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward- looking statements herein include regulatory developments, the timing and extent of changes in commodity prices for oil, gas, coal, electricity and interest rates, the extent of success in connecting natural gas supplies to gathering and processing systems and in connecting and expanding gas and electric markets, the performance of electric generation, pipeline and gas processing facilities, the timing and success of efforts to develop domestic and international power, pipeline, gathering, processing and other infrastructure projects and conditions of the capital markets and equity markets during the periods covered by the forward- looking statements.

                                 DECEMBER 2001
                              QUARTERLY HIGHLIGHTS
                                   (unaudited)

                                                                         Three Months Ended        Twelve Months Ended
                                                                             December 31,              December 31,
                                                                        ------------------        -------------------
(In millions, except where noted)                                         2001     2000 (a)         2001     2000 (a)
----------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA
 Earnings Per Share (before cumulative effect of change in
 accounting principle)
  Basic                                                               $   0.29     $   0.38     $   2.58       $ 2.39
  Diluted                                                             $   0.28     $   0.38     $   2.56       $ 2.38
 Earnings Per Share
  Basic                                                               $   0.29     $   0.38     $   2.45       $ 2.39
  Diluted                                                             $   0.28     $   0.38     $   2.44       $ 2.38
 Dividends Per Share                                                  $  0.275     $  0.275     $   1.10       $ 1.10
 Weighted Average Shares Outstanding
  Basic                                                                    776          738          767          736
  Diluted                                                                  781          745          773          739

----------------------------------------------------------------------------------------------------------------------
INCOME
 Operating Revenues                                                   $ 10,714     $ 15,411     $ 59,503     $ 49,318
                                                                      ========     ========     ========     ========
 Earnings Before Interest and Taxes(EBIT)                                  587          762        4,317        4,014
 Interest Expense                                                          195          241          846          911
 Minority Interests(b)                                                      60          133          327          307
 Income Taxes                                                              107          104        1,150        1,020
 Cumulative Effect of Change in Accounting Principle, Net of Tax             -            -           96            -
                                                                      --------     --------     --------     --------
 Net Income                                                                225          284        1,898        1,776
 Preferred Stock Dividends and Redemption Premiums                           2            5           14           19
                                                                      --------     --------     --------     --------
Earnings Available for Common Stockholders                            $    223     $    279     $  1,884     $  1,757
                                                                      ========     ========     ========     ========
----------------------------------------------------------------------------------------------------------------------
CAPITALIZATION
 Common Equity and Minority Interest                                                                 47%          46%
 Preferred Stock                                                                                      1%           1%
 Trust Preferred Securities                                                                           5%           5%
 Total Debt                                                                                          47%          48%

----------------------------------------------------------------------------------------------------------------------
 Fixed Charges Coverage, using SEC guidelines                                                        3.7          3.6
 Total Debt                                                                                     $ 14,965     $ 13,282
 Book Value Per Share                                                                           $  16.38     $  13.60
 Actual Shares Outstanding                                                                           777          739
----------------------------------------------------------------------------------------------------------------------
CAPITAL AND INVESTMENT EXPENDITURES
 Franchised Electric                                                  $    365     $    204     $  1,115     $    661
 Natural Gas Transmission                                                  224           59          748          973
 Field Services                                                            132          108          587          376
 North American Wholesale Energy                                           792          553        3,272        1,937
 International Energy                                                      178           51          442          980
 Other Energy Services                                                       3            6           13           28
 Duke Ventures                                                             218          226          773          643

----------------------------------------------------------------------------------------------------------------------
EBIT BY BUSINESS SEGMENT (c)
 Franchised Electric                                                     $ 203     $    344     $  1,631     $  1,820
 Natural Gas Transmission                                                  148          144          608          562
 Field Services                                                             54           82          336          311
 North American Wholesale Energy                                           134            7        1,351          434
 International Energy                                                       68           67          286          341
 Other Energy Services                                                      (4)          (7)         (13)         (59)
 Duke Ventures                                                              89           90          183          568
 Other Operations                                                         (144)         (68)        (296)        (194)
                                                                      --------     --------     --------     --------
Total Segment EBIT                                                         548          659        4,086        3,783
 EBIT Attributable to Minority Interests                                    39          103          231          231
                                                                      --------     --------     --------     --------
Total EBIT                                                            $    587     $    762     $  4,317     $  4,014
                                                                      ========     ========     ========     ========
----------------------------------------------------------------------------------------------------------------------

(a) Share information reflects the two-for-one stock split effective January 26, 2001.

(b) Includes expense related to preferred securities of subsidiaries of $36 million and $41 million for the three months ended and $161 million and $122 million for the twelve months ended December 31, 2001 and 2000, respectively.

(c) Prior year amounts restated to conform to current year corporate cost allocation.

                                 DECEMBER 2001
                              QUARTERLY HIGHLIGHTS
                                  (unaudited)

                                                                      Three Months Ended         Twelve Months Ended
                                                                          December 31,                December 31,
                                                                    ---------------------       ---------------------

(In millions, except where noted)                                     2001        2000(d)         2001        2000(d)
---------------------------------------------------------------------------------------------------------------------
FRANCHISED ELECTRIC
Operating Revenues                                                  $ 1,004       $ 1,238       $ 4,746       $ 4,946
Operating Expenses                                                      818           910         3,185         3,200
Other Income                                                             17            16            70            74
                                                                    -------       -------       -------       -------
EBIT                                                                $   203       $   344       $ 1,631       $ 1,820
                                                                    -------       -------       -------       -------

Sales, GWh                                                           17,536        20,912        79,685        84,766

---------------------------------------------------------------------------------------------------------------------
NATURAL GAS TRANSMISSION

Operating Revenues                                                  $   288       $   285       $ 1,105       $ 1,131
Operating Expenses                                                      141           142           504           581
Other Income                                                              1             1             7            12
                                                                    -------       -------       -------       -------
EBIT                                                                $   148       $   144       $   608       $   562
                                                                    -------       -------       -------       -------
Throughput, TBtu                                                        416           494         1,637         1,717

---------------------------------------------------------------------------------------------------------------------
FIELD SERVICES

Operating Revenues                                                  $ 2,011       $ 2,912       $ 9,651       $ 9,060
Operating Expenses                                                    1,941         2,785         9,154         8,620
Other Income                                                              6             1             1             6
Minority Interest Expense                                                22            46           162           135
                                                                    -------       -------       -------       -------
EBIT                                                                $    54       $    82       $   336       $   311
                                                                    -------       -------       -------       -------

Natural Gas Gathered and Processed/Transported, TBtu/day                8.7           8.1           8.6           7.6
Natural Gas Liquids Production, MBbl/d                                402.9         384.3         397.2         358.5
Natural Gas Marketed, TBtu/day                                          1.6           1.5           1.6           0.7
Average Natural Gas Price per MMBtu                                 $  2.45       $  5.29       $  4.27       $  3.89
Average Natural Gas Liquids Price per Gallon                        $  0.31       $  0.62       $  0.45       $  0.53

---------------------------------------------------------------------------------------------------------------------
NORTH AMERICAN WHOLESALE ENERGY

Operating Revenues                                                  $ 6,586       $11,053       $43,197       $33,874
Operating Expenses                                                    6,446        11,005        41,809        33,370
Other Income                                                              4            11             7             3
Minority Interest Expense                                                10            52            44            73
                                                                    -------       -------       -------       -------
EBIT                                                                $   134       $     7       $ 1,351       $   434
                                                                    -------       -------       -------       -------
Natural Gas Marketed, TBtu/day                                         12.2          12.3          12.4          11.9
Electricity Marketed and Traded, GWh                                135,653        76,740       335,296       275,258
Proportional MW Capacity in Operation                                                             6,799         5,134
Proportional MW Capacity Owned (a)                                                               15,569         8,984
Estimated Proportional Investment in Project Net Assets (a)(b)                                  $ 6,908       $ 3,517

---------------------------------------------------------------------------------------------------------------------
INTERNATIONAL ENERGY

Operating Revenues                                                  $   794       $   340       $ 2,090       $ 1,067
Operating Expenses                                                      724           275         1,817           745
Other Income                                                              3             7            36            42
Minority Interest Expense                                                 5             5            23            23
                                                                    -------       -------       -------       -------
EBIT                                                                $    68       $    67       $   286       $   341
                                                                    -------       -------       -------       -------
Proportional MW Capacity in Operation                                                             4,568         4,226
Proportional MW Capacity Owned (a)                                                                5,386         4,876
Proportional Maximum Pipeline Capacity in Operation, MMcf/d                                         255           255
Proportional Maximum Pipeline Capacity Owned, MMcf/d (a)                                            363           363
Estimated Proportional Investment in Project Net Assets (a)(c)                                  $ 3,730       $ 3,325

---------------------------------------------------------------------------------------------------------------------
OTHER ENERGY SERVICES

Operating Revenues                                                  $   172       $   206       $   565       $   695
Operating Expenses                                                      176           213           578           754
                                                                    -------       -------       -------       -------
EBIT                                                                $    (4)      $    (7)      $  (13)       $   (59)
                                                                    -------       -------       -------       -------
---------------------------------------------------------------------------------------------------------------------
DUKE VENTURES

Operating Revenues                                                  $   196       $   188       $   589       $   797
Operating Expenses                                                      105            98           404           229
Minority Interest Expense                                                 2             -             2             -
                                                                    -------       -------       -------       -------
EBIT                                                                $    89        $   90       $   183       $   568
                                                                    -------       -------       -------       -------
---------------------------------------------------------------------------------------------------------------------

(a) Amount includes projects under construction or under contract as of the period end.
(b) Includes total proportional estimated costs to complete projects under construction or under contract of $1962 million and $589 million as of December 31, 2001 and 2000, respectively.
(c) Includes total proportional estimated costs to complete projects under construction or under contract of $535 million and $234 million as of December 31, 2001 and 2000, respectively.
(d) Prior year amounts restated to conform to current year corporate cost allocation.

                            Duke Energy Corporation
                    Reconciliation of Consolidated Earnings

                                                                                                               4th Qtr   YTD
                                                                                                               ----------------
2000 Reported Earnings Per Share                                                                               $ 0.38    $ 2.39
                                  1Q00 Gain on sale of LNG ships                                                  -       (0.04)
                                  3Q00 Gain on the Sale of BellSouth PCS Partnership Interest                             (0.34)
                                  4Q00 Reserve related to exposure to uncollectible receivables in California    0.09      0.09
                                                                                                               ----------------
2000 Ongoing Earnings Per Share                                                                                $ 0.47    $ 2.10
                                                                                                               ----------------
2001 Reconciling Items:

Franchised Electric:              Electric sales, net of fuel and purchased power, and O&M expenses             (0.09)    (0.10)
                                  Reclassification of Nuclear Insurance Refunds                                   -       (0.03)
                                  Change in estimate for unbilled revenues                                      (0.03)    (0.03)

Gas Transmission:                 Increased earnings from acquisitions and expansion projects                     -        0.04

Field Services:                   Increased earnings from acquisitions                                           0.04      0.08
                                  Decreased NGL pricing, net of hedging                                         (0.06)    (0.06)

North American                    Increased earnings from origination activities and favorable
Wholesale Energy:                   trading margins, net of expenses                                             0.05      0.70
                                  Reserve related to Enron exposure                                             (0.03)    (0.03)

International Energy:             Increased earnings from regional energy businesses                             0.01      0.03
                                  Effects of Brazilian rationing and foreign currency translation adjustments   (0.01)    (0.04)

Other Energy Services:            Charge for office closings, severance and other writedowns at DE&S and
                                    DukeSolutions                                                               (0.02)    (0.02)
                                  Prior year change in revenue recognition methodology at DE&S                   0.02      0.02
                                  Prior year effect of Dearborn project write-off at Duke/Fluor Daniel            -        0.05

Duke Ventures:                    Increased Commercial Project sales at Crescent and absence of losses at
                                  DukeNet due to the divestiture of Bellsouth PCS during 3Q00                     -        0.02

Other Items:                      Change in minority interest:
                                    Decreased interest expense and taxes                                          -        0.02
                                    Increased preferred securities interest                                       -       (0.03)
                                  Decreased interest expense                                                     0.04      0.05
                                  Funding for Duke Foundation                                                   (0.02)    (0.02)
                                  Prior year tax accrual reversal                                               (0.02)    (0.05)
                                  Change in effective tax rate                                                    -        0.05
                                  Cumulative effect of a change in accounting principle                           -       (0.13)
                                  Increased weighted average shares                                             (0.01)    (0.11)
                                  Other reconciling items, net                                                  (0.05)    (0.06)
                                                                                                               ----------------
2001 Reported Earnings Per Share                                                                               $ 0.29    $ 2.45
                                  1Q01 Cumulative effect of a change in accounting principle                      -        0.13
                                  4Q01 Enron reserves                                                            0.03      0.03
                                  4Q01 Change in accounting method for unbilled revenues                         0.03      0.03
                                                                                                               ----------------
2001 Ongoing Earnings Per Share                                                                                $ 0.35    $ 2.64
                                                                                                               ----------------

Additional Information
as of December 31, 2001

Duke Energy Corporation

     Daily Earnings at Risk ($ in millions)

                                        Annual Avg
                                        ----------

     2001                                 $ 16
     2000                                 $ 18

     Portfolio Valuation

     Mark-to-market book                  $1.5 billion
     Accrual book                         $6.6 billion

     Realization Period (cumulative percentage)

                                          2002      2003      2004      2005
                                          ----      ----      ----      ----
     Mark-to-market book                   38%       53%       64%       70%
     Accrual book                          14%       27%       40%       52%

Duke Energy North America

     Unrealized Mark-to-Market Margin for 2001 (net of minority interest)

     2001                      Approximately $700 million
     2000                      Approximately $140 million

     Capacity Hedged

                                          2002      2003      2004
                                          ----      ----      ----
     Merchant Generation                   87%       64%       53%

Note: Amounts represented above are based upon reasonable assumptions available at December 31, 2001

                           DUKE ENERGY FIELD SERVICES
                      GAS VOLUME / MARGIN BY CONTRACT TYPE

BASIS OF PRESENTATION:

 Margins for POP (Percentage of Proceeds) and Keepwhole contracts are stated on the basis of the natural gas feedstock used in our processing activity.


                                                                  2001           2001          2001           2001          2000
                                                                  Qtr 4          Qtr 3         Qtr 2          Qtr 1         Qtr 4
                                                                  -----          -----         -----          -----         -----
CONTRACT TYPE:
POP:                   Gas Volume - TBtu/d                           3.9            3.9           4.1            3.9           4.1
(Long NGL/Long gas)    Margin (Dollars in Millions)              $ 125.8        $ 155.3       $ 230.8        $ 304.4       $ 283.9
                       Margin/MMbtu                              $  0.35        $  0.43       $  0.62        $  0.87       $  0.75

KEEPWHOLE:             Gas Volume - TBtu/d                           2.4            2.4           2.2            1.7           1.6
(Long NGL/Short gas)   Margin (Dollars in Millions)              $  20.3        $  38.4       $  10.5        $ (20.4)      $  21.7
                       Margin/MMbtu                              $  0.09        $  0.17       $  0.05        $ (0.13)      $  0.15

FEE: GAS               Gas Volume - TBtu/d                           5.1            4.9           4.8            5.2           5.2
(Primarily gathering   Margin (Dollars in Millions)              $  60.1        $  56.4       $  50.2        $  51.8       $  55.6
& transport)           Margin/MMbtu                              $  0.13        $  0.12       $  0.11        $  0.11       $  0.12

FEE: NGL               NGL Volume - MBbl/day (7)                    96.4          105.5          96.7           85.0         157.8
(NGL transport &       Margin (Dollars in Millions)              $   7.2        $   7.3       $   6.3        $   5.7       $   9.5
fractionation)         Margin/Gallon                             $  0.02        $  0.02       $  0.02        $  0.02       $  0.02

NGL MARKETING          Margin (Dollars in Millions)              $   5.6        $   6.5       $  11.1        $   5.4       $  (4.4)

OTHER:                 Margin (Dollars in Millions) (4), (5)     $  50.5        $  60.7       $  38.4        $  25.8       $   0.5
                                                                 -------        -------       -------        -------       -------
                       TOTAL MARGIN                              $ 269.4        $ 324.6       $ 347.2        $ 372.7       $ 366.9

                       Direct Operating and G&A Expense          $(127.9)       $(130.5)      $(123.1)       $(121.9)      $(158.6)
                       DD&A                                      $ (71.6)       $ (72.6)      $ (67.9)       $ (66.9)      $ (68.6)
                       Other Income (6)                          $   0.6        $   0.2       $   0.4        $   1.0       $  12.4
                                                                 -------        -------       -------        -------       -------
                       EBIT - DEFS - 100%                        $ 70.5         $ 121.7       $ 156.6        $ 185.0       $ 152.1

                       Duke Energy ownership percent                69.7%          69.7%         69.7%          69.7%         69.7%
                       Duke Energy ownership - DEFS              $    49        $    85       $   109        $   129       $   106
                       Duke Energy 100% Field Svc                $     5        $   (10)      $   (25)       $    (6)      $   (24)
                       activities (8)                            -------        -------       -------        -------       -------
                       Duke Energy EBIT - Field Services         $    54        $    75       $    84        $   123       $    82
                                                                 =======        =======       =======        =======       =======

                       Total Gas Volume per above (TBtu/d)          11.4           11.3          11.1           10.8          10.9
                       Volumes Doublecounted (TBtu/d)               (2.7)          (2.6)         (2.6)          (2.6)         (2.8)
                                                                 -------        -------       -------        -------       -------
                       Reported Gas Volumes (TBtu/d)                 8.7            8.7           8.5            8.2           8.1

                       NYMEX HENRY HUB (1)                       $  2.45        $  2.88       $  4.67        $  7.09       $  5.29
                       WGHTD AVG NGL PRICE(2)                    $  0.31        $  0.39       $  0.48        $  0.60       $  0.62
                       FRAC SPREAD (3)                           $  1.11        $  1.56       $  0.93        $ (0.03)      $  1.92

FOOTNOTES:

(1)  Represents last day closing of Nymex Henry Hub.
(2) Represents monthly average Belvieu and Conway pricing weighted with the Company's NGL component mix.
(3) Represents the difference between an average mmbtu price of five representative pipeline indices and the Company's weighted average NGL price per gallon converted to an Mmbtu price equivalent.
(4) The margins associated with the Company's joint ventures are allocated to the proper Contract Type above; the Operating, G&A, and Depreciation expenses associated with these joint ventures are included in "Other".
(5) "Other" includes Condensate Sales, Helium, Operating Costs /G&A/Depreciation related to Joint Ventures, DEFS risk management activity and TEPPCO GP.
(6)  "Other Income" includes gain/(loss) on asset sales.
(7) This volume represents equity and third party volumes transported on the Company's liquid pipeline assets and fractionated volume associated with our 'non-operating' interest in certain facilities at Mont Belvieu.
(8)  Includes TEPPCO LP/Class B income and allocated risk management activity.